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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: April 30, 1997
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
      of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Lakey       Ronnie      Gene              Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              ADT Limited    ADT                  Month/Day/Year)
     (Last)     (First)     (Middle)               1/8/97                -----------------------------------
    Touchwood, 4 Parkfield                 ----------------------------  5. Relationship of Reporting Person  7. Individual or
----------------------------------------   3. IRS or Social Security        to Issuer (Check all applicable)     Joint/Group
             (Street)                         Number of Reporting          x                                     Filing (Check
                                              Person (Voluntary)         ----- Director   ----- 10% Owner        applicable line)
      Oxshott     Suney     KT22 OPW          ###-##-####                ----- Officer    ----- Other (specify
--------------------------------------     ----------------------------  (give title below)            below)    x Form filed by
      (City)      (State)      (Zip)                                                                               One Reporting
                                                                         Director of ADT (UK) Holdings PLC, a      Person
                                                                         subsidiary of Issuer                      Form filed by
                                                                         ------------------------------------      More than One
                                                                                                                   Reporting
                                                                                                                   Person
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                                                            TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)             SEC 1473 (8/92)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Options                          3/6/96    3/6/03       Common Shares    15,000       $9.00            D
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Options                          5/10/97   5/10/04      Common Shares    25,000       $9.00            D
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Options                          5/11/98   5/11/05      Common Shares    20,000       $11.625          D
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Options                          5/6/99    5/6/06       Common Shares    50,000       $16.50           D
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Options                          5/6/00    5/6/06       Common Shares    25,000       $16.50           D
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Options                          5/6/01    5/6/06       Common Shares    25,000       $16.50           D
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Explanation of Responses:
                                                                                     /S/ RONNIE LAKEY                     1/30/97
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note. File three copies of this Form, one of which must be manually signed.                                           Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                             SEC 1473 (8/92)

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